As filed with the Securities and Exchange Commission on September 22, 2017

Registration No. 333-220407

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BP Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	4610	82-1646447
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

501 Westlake Park Boulevard

Houston, Texas 77079

(281) 366-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yevgeniy V. Nikulin

501 Westlake Park Boulevard

Houston, Texas 77079

(281) 366-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin Street Suite 2500 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Mollie H. Duckworth Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-220407) (the “Registration Statement”) is being filed for the purpose of filing Exhibits 1.1, 10.6, 10.7, 10.8, 10.9 and 10.10 to the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee the amounts set forth below are estimates.

SEC registration fee	$	*
FINRA filing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
New York Stock Exchange listing fee		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of BP Holdco and our general partner, their officers and directors, and any person who controls BP Holdco and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On May 22, 2017, in connection with the formation of BP Midstream Partners LP, we issued (i) the non-economic general partner interest in us to BP Midstream Partners GP LLC and (ii) the 100.0% limited partner interest in us to BP Holdco for $100.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

In connection with the formation transactions set forth in “Summary—Formation Transactions,” we will issue             common units and             subordinated units, representing an aggregate     % limited partner interest in us, to BP Holdco. The number of common units to be issued to BP Holdco includes             common units that will be issued at the expiration of the underwriters’ option to purchase additional common units, assuming that the underwriters do not exercise the option.

ITEM 16. EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner’s affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner’s affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The undersigned registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

INDEX TO EXHIBIT

Exhibit Number		Description

1.1		—	Form of Underwriting Agreement

3.1	*	—	Certificate of Limited Partnership of BP Midstream Partners LP

3.2	*	—	Form of First Amended and Restated Limited Partnership Agreement of BP Midstream Partners LP (included as Appendix A in the prospectus included in this Registration Statement)

3.3	*	—	Certificate of Formation of BP Midstream Partners GP LLC

3.4	*	—	First Amended and Restated Limited Liability Company Agreement of BP Midstream Partners GP LLC

5.1	*	—	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1	*	—	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	*	—	Form of Contribution Agreement

10.2	*	—	Form of Credit Agreement

10.3	*	—	Form of Omnibus Agreement

10.4	*	—	Form of BP Midstream Partners LP Long-Term Incentive Plan

10.5	*	—	Form of Grant Award Agreement

10.6		—	Form of Indemnification Agreement

10.7		—	Form of Amended and Restated Limited Liability Company Agreement of Mardi Gras Transportation System Company LLC

10.8		—	Form of BP Two Pipeline Company LLC Throughput and Deficiency Agreement

10.9		—	Form of BP River Rouge Pipeline Company LLC Throughput and Deficiency Agreement

10.10		—	Form of BP D-B Pipeline Company LLC Throughput and Deficiency Agreement

21.1	*	—	List of Subsidiaries of BP Midstream Partners LP

23.1	*	—	Consent of Ernst & Young LLP

23.2	*	—	Consent of Ernst & Young LLP

23.3	*	—	Consent of Ernst & Young LLP

23.4	*	—	Consent of Ernst & Young LLP

23.5	*	—	Consent of Ernst & Young LLP

23.6	*	—	Consent of Ernst & Young LLP

23.7	*	—	Consent of Ernst & Young LLP

23.8	*	—	Consent of Ernst & Young LLP

23.9	*	—	Consent of PricewaterhouseCoopers LLP

23.10	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

23.11	*	—	Consent of Director Nominee

24.1	*	—	Power of Attorney (contained on signature page)

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 22, 2017.

BP Midstream Partners LP

By:	BP Midstream Partners GP LLC, its general partner

By:	/s/ Robert P. Zinsmeister
Name:	Robert P. Zinsmeister
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Robert P. Zinsmeister Robert P. Zinsmeister	Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2017

/s/ Craig W. Coburn Craig W. Coburn	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 22, 2017

* Brian D. Smith	Director	September 22, 2017

* J. Douglas Sparkman	Director	September 22, 2017

* Clive Christison	Director	September 22, 2017

*By:	/s/ Craig W. Coburn
Craig W. Coburn
Attorney-in-fact